Exhibit 99.1
Pulmonx Reports Third Quarter 2021 Financial Results

Redwood City, CA – November 2, 2021 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for severe lung disease, today reported financial results for the third quarter ended September 30, 2021.

Recent Highlights
•Achieved worldwide revenue of $13.3 million in the third quarter of 2021, a 25% increase over the same period last year
•Realized gross margin of 73% in the third quarter of 2021 as compared to 70% in the same period last year
•Added 18 new U.S. Zephyr® Valve treating centers, increasing the total to 198
•Announced positive coverage policy decisions from Anthem Blue Cross Blue Shield, Blue Cross Blue Shield of Michigan and Horizon Blue Cross Blue Shield of New Jersey, collectively representing approximately 44 million incremental covered lives
•Achieved milestone of treating over 25,000 patients worldwide with Zephyr® Valves

“Despite facing significant headwinds from COVID, we are proud to have achieved record sales in the third quarter as we benefitted from particularly strong performance in less impacted geographies,” said Glen French, President & Chief Executive Officer. “Underlying demand for our Zephyr Valve treatment continues to grow and we remain encouraged by strong patient screening volumes, the rate at which we opened new treating centers, and our success in broadly securing positive payor coverage.”

Third Quarter 2021 Financial Results
Total worldwide revenue in the third quarter of 2021 was $13.3 million, a 25% increase from $10.6 million in the third quarter of 2020 and an increase of 23% on a constant currency basis. U.S. revenue was $6.9 million, a 28% increase compared to the third quarter of 2020. International revenue was $6.4 million, a 22% increase compared to the third quarter of 2020, and a 18% increase on a constant currency basis. The increase in revenue reflects strong commercial momentum and procedure volume growth in geographic regions less impacted by COVID during the quarter, offset by lower growth in regions where COVID impacted the ability for hospitals to perform procedures.

Gross profit in the third quarter of 2021 was $9.7 million, compared to $7.5 million in the third quarter of 2020. Gross margin for the third quarter of 2021 was 73%, up from 70% for the same period in 2020. The improvement in gross margin benefited from increased production throughput and the realization of production efficiencies.

Operating expenses in the third quarter of 2021 were $19.5 million, compared to $12.8 million in the third quarter of 2020, representing an increase of 52%. The increase in operating expenses was primarily driven by an investment in personnel to expand our commercial, research and development, and general and administrative functions, stock-based compensation, and expenses associated with operating as a public company.

Net loss in the third quarter of 2021 was $10.2 million, or $0.28 per share, compared to a net loss of $3.9 million, or $1.37 per share, for the same period in 2020.

Cash, cash equivalents, and marketable securities totaled $202.6 million as of September 30, 2021.

2021 Financial Outlook
Pulmonx is maintaining its full year 2021 revenue guidance in the range of $49 to $51 million. With COVID-19 continuing to pose uncertainty, the Company expects full year 2021 revenue to fall near the low end of this range, representing at least 50% growth over the Company’s full year 2020 revenue.

Pulmonx now expects total operating expenses for the full year 2021 to fall within the range of $83 to $85 million inclusive of stock-based compensation.

Webcast and Conference Call Details
Pulmonx will host a conference call today, November 2, 2021, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2021 financial results. The dial-in numbers are (833) 614-1518 for domestic callers or (270) 823-1072 for international callers. The conference ID is 9545716. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
Pulmonx has presented constant currency percentage change in revenues, a non-GAAP financial measure, in this press release. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is set forth in the tables below.

Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on the Company and its operations, a recovery in the number of procedures performed, and the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, guidance for 2021 full year, commercial momentum, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

About Pulmonx Corporation
Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for severe lung disease. Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System and StratX® Lung Analysis Platform are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, with over 100,000 valves used to treat more than 25,000 patients. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

Pulmonx®, Chartis®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact
Brian Johnston
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September30,
	2021	2020	2021	2020
Revenue	$13,261	$10,612	$34,708	$22,903
Cost of goods sold	3,522	3,150	9,329	8,779
Gross profit	9,739	7,462	25,379	14,124
Operating expenses
Research and development	2,815	1,997	9,355	4,988
Selling, general and administrative	16,686	10,813	50,962	32,114
Total operating expenses	19,501	12,810	60,317	37,102
Loss from operations	(9,762)	(5,348)	(34,938)	(22,978)
Interest income	99	9	306	98
Interest expense	(207)	(1,103)	(630)	(2,914)
Other income (expense), net	(267)	2,631	(202)	3,052
Net loss before tax	(10,137)	(3,811)	(35,464)	(22,742)
Income tax expense	44	49	191	192
Net loss	$(10,181)	$(3,860)	$(35,655)	$(22,934)
Net loss per share attributable to common stockholders, basic and diluted	$(0.28)	$(1.37)	$(0.99)	$(10.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,449,399	2,814,798	35,958,217	2,220,734

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$188,075	$231,561
Restricted cash	231	231
Short-term marketable securities	11,774	—
Accounts receivable, net	6,919	4,228
Inventory	14,985	10,741
Prepaid expenses and other current assets	5,660	3,228
Total current assets	227,644	249,989
Long-term marketable securities	2,798	—
Property and equipment, net	4,703	1,474
Goodwill	2,333	2,333
Intangible assets, net	308	400
Right of use assets	8,474	8,976
Other long-term assets	558	536
Total assets	$246,818	$263,708
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,434	$1,472
Accrued liabilities	12,374	8,651
Income taxes payable	—	94
Deferred revenue	157	71
Current lease liabilities	1,946	2,238
Term loan, current	3,306	—
Total current liabilities	22,217	12,526
Deferred tax liability	70	62
Long-term lease liabilities	7,440	7,618
Credit agreement	537	564
Term loan	13,547	16,804
Other long-term liabilities	179	—
Total liabilities	43,990	37,574
Stockholders' equity
Common stock	37	36
Additional paid-in capital	479,636	467,147
Accumulated other comprehensive income	1,544	1,685
Accumulated deficit	(278,389)	(242,734)
Total stockholders' equity	202,828	226,134
Total liabilities and stockholders' equity	$246,818	$263,708

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three months ended September 30,
	2021	2020	% Change	FX Impact %	Constant Currency % Change
United States	$6,861	$5,345	28.4%	—%	28.4%
International	6,400	5,267	21.5%	3.5%	18.0%
Total	$13,261	$10,612	25.0%	1.8%	23.2%

	Nine months ended September 30,
	2021	2020	% Change	FX Impact %	Constant Currency % Change
United States	$17,716	$11,315	56.6%	—%	56.6%
International	$16,992	$11,588	46.6%	9.7%	36.9%
Total	$34,708	$22,903	51.5%	4.9%	46.6%